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Exhibit 9

Consent of Independent Auditors

        We consent to the use in this Annual Report on Form 40-F of our report dated November 26, 2003 on the consolidated balance sheets of The Toronto-Dominion Bank as at October 31, 2003 and 2002 and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three year period ended October 31, 2003, which appears in the Bank's 2003 Annual Report to Shareholders and our Comments by auditors for U.S. readers on Canada-U.S. Reporting difference which appears in this Annual Report on Form 40-F.

Ernst & Young LLP	PricewaterhouseCoopers LLP
Chartered Accountants	Chartered Accountants
Toronto, Canada December 15, 2003

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Consent of Independent Auditors